Filed Pursuant to Rule 424(b)(3)

Registration No. 333-299506

PROSPECTUS

3,954,381 Shares of Common Stock

This prospectus relates to the possible resale or other disposition from time to time, in one or more offerings, by the selling stockholder named in this prospectus of up to an aggregate of 3,954,381 shares of Valion Bio, Inc. (formerly known as Tivic Health Systems, Inc.) (the “Company”) common stock, par value $0.0001 per share (“Common Stock”), consisting of (i) up to 536,159 shares of Common Stock issuable upon conversion of an aggregate of 1,850 shares of Series B Non-Voting Convertible Preferred Stock, par value $0.0001 per share (“Series B Preferred Stock”), based on the conversion price of $3.62 (the “Series B Conversion Price”), of which (A) 250 shares of Series B Preferred Stock were issued to 3i, LP (“3i”) pursuant to that certain Securities Purchase Agreement, dated as of April 29, 2025 (as assigned and amended as of December 9, 2025 by the Series B Amendment, the “Series B Preferred Purchase Agreement”), between the Company and 3i, (B) 1,500 shares of Series B Preferred Stock were issued to 3i pursuant to that certain Letter Agreement, dated as of August 17, 2026 (the “First Side Letter”), between the Company and 3i, and (C) 100 shares of Series B Preferred Stock were issued to 3i pursuant to that certain Letter Agreement, dated as of August 31, 2026 (the “Second Side Letter”), between the Company and 3i; (ii) up to 2,308,780 shares of Common Stock issuable upon conversion of 7,637 shares of Series C Non-Voting Convertible Preferred Stock, par value $0.0001 per share (“Series C Preferred Stock”), based on the fixed conversion price of $3.62 (the “Series C Fixed Conversion Price”), issued to 3i pursuant to the Second Side Letter; and (iii) up to 1,109,442 shares of Common Stock issuable upon exercise of certain warrants to purchase Common Stock (collectively, the “Warrants”), of which (A) 6,242 shares of Common Stock are issuable upon exercise of that certain Warrant to Purchase Shares of Common Stock issued to 3i on June 17, 2026 in connection with the Series B Preferred Purchase Agreement, (B) 46,154 shares of Common Stock are issuable upon exercise of that certain Warrant to Purchase Shares of Common Stock issued to 3i on August 18, 2026 in connection with the Series B Preferred Purchase Agreement and the First Side Letter, (C) 3,077 shares of Common Stock are issuable upon exercise of that certain Warrant to Purchase Shares of Common Stock issued to 3i on August 31, 2026 in connection with the Series B Preferred Purchase Agreement and the Second Side Letter, and (D) 1,053,969 shares of Common Stock are issuable upon exercise of that certain Warrant to Purchase Shares of Common Stock issued to 3i on August 31, 2026 in connection with that certain Securities Purchase Agreement, dated as of December 9, 2025 (the “Series C Preferred Purchase Agreement”) between the Company and 3i and the Second Side Letter. The First Side Letter, the Second Side Letter and the Warrants were entered into in connection with the Series B Preferred Purchase Agreement and/or the Series C Preferred Purchase Agreement, as the case may be. See the sections of this prospectus entitled “The Selling Stockholder Transactions” for more information regarding the Series B Preferred Purchase Agreement, the Series C Preferred Purchase Agreement, the First Side Letter, the Second Side Letter, the Warrants and the transactions contemplated thereby, and “Selling Stockholder” for additional information regarding the selling stockholder.

We agreed to file the registration statement of which this prospectus is a part pursuant to the Second Side Letter.

The selling stockholder or its permitted transferees or other successors-in-interest may, but are not required to, sell, transfer, or otherwise dispose of, any or all of the shares of our Common Stock offered by this prospectus at any time and from time to time in a number of different ways, including sales on any stock exchange or in negotiated transactions, and at varying prices, including fixed prices, at prevailing market prices at the time of sale or disposition, at prices related to the prevailing market price, or at negotiated prices. See “Plan of Distribution” on page 21 for a description of how the selling stockholder may dispose of the shares covered by this prospectus.

We are not selling any shares of our Common Stock under this prospectus and will not receive any of the proceeds from the sale of shares of our Common Stock by the selling stockholder. However, upon the selling stockholder’s exercise of the Warrants, if ever, we will receive the exercise price of the exercised Warrants.

We have agreed to pay certain expenses related to the registration of the offer and sale by the selling stockholder of our Common Stock pursuant to the registration statement of which this prospectus forms a part. The selling stockholder will bear all commissions, discounts, concessions and other selling expenses, if any, in connection with the sale of its shares of our Common Stock covered by this prospectus.

Our Common Stock is listed on The Nasdaq Capital Market under the symbol “VBIO.” On October 13, 2026, the closing price of our Common Stock was $1.55 per share.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

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Investing in our Common Stock involves a high degree of risk. You should carefully read the information contained under the heading “Risk Factors” on page 11 of this prospectus, and under similar headings in the documents that are incorporated by reference into this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

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The date of this prospectus is October 20, 2026.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the U.S. Securities and Exchange Commission (the “SEC”). By using this registration process, the selling stockholder named in this prospectus may offer and sell shares of our Common Stock from time to time in one or more transactions, as described under “Plan of Distribution.”

This prospectus provides you with a general description of the securities that the selling stockholder named herein may offer. We may add, update or change in a prospectus supplement any of the information contained in this prospectus or the documents incorporated by reference. For further information about our business and our securities, you should refer to the registration statement and the reports incorporated by reference in this prospectus, as described in “Where You Can Find Additional Information” and “Incorporation of Certain Information by Reference.” This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the heading “Where You Can Find Additional Information.”

You must not rely upon any information or representation not contained or incorporated by reference in this prospectus. You should rely only on the information contained in this prospectus and in any prospectus supplement (including in any documents incorporated by reference herein or therein). You should not assume that the information contained in this prospectus is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus is delivered or securities are sold on a later date. Neither we, nor the selling stockholder, have authorized any other person to provide you with different or additional information. Neither we, nor the selling stockholder, take responsibility for, nor can we provide assurance as to the reliability of, any other information that others may provide.

This prospectus may be used only in jurisdictions where offers and sales of these securities are permitted. Except as otherwise set forth in this prospectus, neither we nor the selling stockholder have taken any action to permit a public offering of these securities outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of these securities and the distribution of this prospectus outside the United States.

Unless otherwise indicated, information contained in this prospectus concerning our industry and the markets in which we operate, including our general expectations and market position, market opportunity and market share, is based on information from our own management’s estimates and research, as well as from industry and general publications and research, surveys and studies conducted by third parties. Management’s estimates are derived from publicly available information, our knowledge of our industry and assumptions based on such information and knowledge, which we believe to be reasonable. Our management’s estimates have not been verified by any independent source, and we have not independently verified any third-party information. In addition, assumptions and estimates of our and our industry’s future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors.” These and other factors could cause our future performance to differ materially from our assumptions and estimates. See “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to the registration statement of which this prospectus is a part were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

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Valion Bio, Inc., the Valion logo and other trademarks or service marks of Valion appearing in this prospectus are the property of Valion Bio, Inc. This prospectus also includes trademarks, tradenames and service marks that are the property of other organizations. Solely for convenience, trademarks and tradenames referred to in this prospectus appear without the ® and ™ symbols, but those references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights, or that the applicable owner will not assert its rights, to these trademarks and tradenames.

On August 31, 2026, the Company implemented a reverse stock split of the Company’s issued and outstanding shares of Common Stock at a ratio of 1-for-25. As a result of the reverse stock split, the total number of shares of Common Stock held by each stockholder of the Company were converted automatically into the number of shares of Common Stock equal to the number of issued and outstanding shares of Common Stock held by each such stockholder immediately prior to the reverse stock split divided by 25. No fractional shares were issued in connection with the reverse stock split, and any fractional shares resulting from the reverse stock split were rounded up to the nearest whole share. Also, all options, warrants, preferred stock and other convertible securities of the Company outstanding immediately prior to the reverse stock split were adjusted in accordance with the terms of the plans, agreements or arrangements governing such options, warrants and other convertible securities. There was no change to the par value, or authorized shares, of either the Common Stock or preferred stock, as a result of the reverse stock split. Unless otherwise indicated, all share and per share information in this prospectus is adjusted to reflect the effect of the reverse stock split. However, our annual report on Form 10-K for the year ended December 31, 2025, filed on March 30, 2026, and all other documents incorporated by reference into this prospectus that were filed prior to August 31, 2026, do not give effect to the reverse stock split.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and each prospectus supplement, including the documents that we incorporate herein and therein by reference, contains or may contain forward-looking statements as that term is defined in the federal securities laws. The events described in forward-looking statements contained in this prospectus, including the documents that we incorporate by reference herein, may not occur. Generally, these statements relate to our business plans or strategies, projected or anticipated benefits or other consequences of our plans or strategies, financing plans, projected or anticipated benefits from acquisitions that we may make, or projections involving anticipated revenues, earnings or other aspects of our operating results or financial position, and the outcome of any contingencies. Any such forward-looking statements are based on current expectations, estimates and projections of management. We intend for these forward-looking statements to be covered by the safe-harbor provisions for forward-looking statements. Words such as “anticipate,” “expect,” “project,” “intend,” “believe,” “may,” “will,” “should,” “plan,” “could,” “continue,” “target,” “contemplate,” “estimate,” “forecast,” “guidance,” “predict,” “possible,” “potential,” “pursue,” “likely,” and their opposites and similar expressions are intended to identify forward-looking statements. All statements, other than historical facts, including statements regarding estimations of projected cash runway; our ability to secure additional financing; our ability to continue as a going concern; our business strategy; our future product development plans; the potential, safety, efficacy, and regulatory and clinical progress of our product candidates, including the anticipated timing for initiation of clinical trials and release of clinical trial data and the expectations surrounding potential regulatory submissions, approvals and timing thereof; our ability to maintain compliance with the listing requirements of The Nasdaq Capital Market; and any assumptions underlying any of the foregoing, are forward-looking statements.

All subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by this cautionary note. Except as otherwise required by applicable law, we undertake no obligation to publicly update or revise any forward-looking statements or the risk factors described in this prospectus or in the documents we incorporate by reference, whether as a result of new information, future events, changed circumstances or any other reason after the date of this prospectus.

Forward-looking statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. We believe that these factors include, but are not limited to, the factors that we identify in any of the documents incorporated or deemed incorporated into this prospectus and the registration statement by reference, including in our Annual Report on Form 10-K for the year ended December 31, 2025.

You should also consider carefully the information set forth in the section titled “Risk Factors” or elsewhere in this prospectus and the documents incorporated or deemed incorporated herein by reference, including in our most recent Annual Report on Form 10-K and other factors described elsewhere in this prospectus. Any one or more of these uncertainties, risks, factors and other influences could materially affect our results of operations and whether forward-looking statements made by us ultimately prove to be accurate. Our actual results, performance and achievements could differ materially from those expressed or implied in these forward-looking statements. Except as otherwise required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether from new information, future events or otherwise.

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PROSPECTUS SUMMARY

The following summary highlights selected information appearing elsewhere or incorporated by reference into this prospectus and may not contain all of the information that you need to consider in making your investment decision. Before investing in our securities, you should carefully read this prospectus, any applicable prospectus supplement, and any documents incorporated by reference, including the information contained under the heading “Risk Factors” beginning on page 11 in this prospectus and under similar headings in our recent Annual Report on Form 10-K for the fiscal year ended December 31, 2025 or our Quarterly Report on Form 10-Q and Current Reports on Form 8-K following the most recent Annual Report on Form 10-K before making an investment decision. As used in this prospectus, unless the context otherwise requires, references to “we,” “us,” “our,” “Company,” and “Valion” refer to Valion Bio, Inc.

Business Overview

Valion is a late-stage biopharmaceutical company whose lead program is Entolimod. Entolimod is a recombinant Toll-like Receptor 5 (TLR5) agonist with an extensive preclinical and clinical data package supporting development as a medical countermeasure (MCM) for Acute Radiation Syndrome (ARS) and its subsyndromes, as well as for adjunct therapy for oncology indications, such as neutropenia.

During fiscal year 2025, Valion executed a deliberate and material strategic transformation: pivoting from a diversified bioelectronic medical device company to a focused biopharmaceutical company built around the TLR5 agonist franchise. In addition to securing worldwide exclusive license rights and options to Entolimod and its second-generation compound, Entolasta, in February 2025, Valion established Velocity Bioworks in December 2025 as a subsidiary contract development and manufacturing organization (CDMO) that is expected to support both Valion and select third-party customers. At the same time, Valion exited the consumer healthtech business and suspended its prescription bioelectronic product development efforts in order to focus resources fully on Entolimod development.

The Company is now focused on (1) advancing Entolimod and its next generation compound Entolasta through regulatory approval for acute radiation syndrome and into government procurement and (2) expanding Entolimod’s designations into oncology-related conditions, including neutropenia, thrombocytopenia and general and specific mucositis.

Strategic Acquisition and the Biologics Program

A cornerstone of this transition was the execution of an exclusive worldwide licensing agreement with Statera Biopharma, Inc. This agreement added Entolimod, a late-stage TLR5 agonist, to our clinical pipeline. We further expanded this portfolio by exercising our option for an exclusive license to the neutropenia indication for both Entolimod and our second-generation, immune-optimized candidate, Entolasta.

These assets represent a high-value investment opportunity, having been the subject of over 40 clinical and preclinical trials supported by $140 million in prior capital, including $35.6 million in non-dilutive funding from the Department of Defense (DoD), DTRA, NASA, and the NIH. The FDA has recognized the clinical importance of Entolimod by granting it Fast Track and Orphan Drug designations for the prevention and treatment of ARS.

Regulatory Pathway and Clinical Objectives

Our immediate operational priority is the validation of the manufacturing process required for the submission of a Biologics License Application (“BLA”) to the FDA. While the BLA is our primary domestic objective, we are also exploring opportunities for the emergency use of Entolimod in select international markets prior to formal U.S. commercialization.

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Beyond ARS, we are leveraging our active IND application to initiate Phase 2 clinical studies targeting neutropenia and other oncology-related indications. Entolimod’s mechanism of action—activating the NF-κB pathway upstream of G-CSF—offers distinct therapeutic advantages. Clinical data (Krivokrysenko, et al., PLOS One, 2015) demonstrates that Entolimod not only stimulates hematopoiesis but also reduces apoptosis and accelerates tissue regeneration in the gastrointestinal tract. We believe these anti-apoptotic and prophylactic properties position our TLR5 agonists as compelling alternatives or adjunctive therapies to currently marketed G-CSF treatments.

Launch of Velocity Bioworks (CDMO)

In December 2025, the Company launched Velocity Bioworks, Inc., a wholly owned subsidiary operating as a CDMO. Velocity serves a dual strategic purpose: it de-risks our Entolimod commercialization plan by providing internal control over the manufacturing and validation timeline, and it creates a new vertical revenue opportunity by offering specialized services to external partners.

Velocity offers biomanufacturing development work, analytic support, and CGMP manufacturing capability. While we are in the early stages of market entry, this integrated model is designed to drive operational efficiencies and provide a path toward diversified profitability.

Selling Stockholder Transactions

Series B Preferred Purchase Agreement and First Side Letter

On April 29, 2025, we entered into a securities purchase agreement (the “Helena Purchase Agreement”) with Helena Global Investment Opportunities 1 Ltd. (“Helena”), pursuant to which, subject to the conditions set forth therein, we agreed to sell to Helena, and Helena agreed to purchase from us, up to 8,400 shares of our Series B Preferred Stock and warrants to purchase shares of our Common Stock for a total purchase price of up to $8,400,000 (the “Series B Preferred Offering”) in a series of up to six separate tranche closings (each, a “Series B Tranche Closing”).

As of December 9, 2025, we had completed four of the six tranche closings contemplated by the Helena Purchase Agreement. On December 9, 2025, Helena assigned the Helena Purchase Agreement, including all of its rights and obligations thereunder, to 3i, and 3i purchased all of the outstanding shares of Series B Preferred Stock from Helena. In addition, on December 9, 2025, the Company and 3i entered into that certain Amendment to Securities Purchase Agreement (the “Series B Amendment”). As amended, the Series B Preferred Purchase Agreement provides that the purchase of shares of Series B Preferred Stock thereunder shall be conducted through six separate Series B Tranche Closings, pursuant to which, subject to satisfaction of the applicable closing conditions set forth in the Series B Preferred Purchase Agreement, we shall sell and issue to 3i up to an aggregate of 8,400 shares of Series B Preferred Stock as follows: (i) 700 shares of Series B Preferred Stock, for $700,000, in the initial Series B Tranche Closing, which shall be consummated upon effectiveness of the registration statement required to be filed in connection with the transaction; (ii) 700 shares of Series B Preferred Stock, for $700,000, in the second Series B Tranche Closing, which shall be consummated 10 trading days after the initial Series B Tranche Closing; (iii) 1,750 shares of Series B Preferred Stock, for $1,750,000, in the third Series B Tranche Closing, which shall be consummated 20 trading days after the second Series B Tranche Closing; (iv) 1,750 shares of Series B Preferred Stock, for $1,750,000, in the fourth Series B Tranche Closing, which shall be consummated 20 trading days after the third Series B Tranche Closing; (v) the fifth Series B Tranche Closing will be consummated on the third trading day following delivery by 3i of a Purchaser Closing Notice (as defined below) to the Company with respect to such Tranche; and (vi) the final Series B Tranche Closing will be consummated on the third trading day following delivery by 3i of a Purchaser Closing Notice to the Company with respect to such Tranche. “Purchaser Closing Notice” means a written notice delivered to the Company by 3i indicating the applicable Series B Tranche Closing Date (as defined below), together with the number of Series B Preferred Shares and Warrants and the tranche purchase price for the applicable Tranche. The date on which a Series B Tranche Closing occurs is referred to herein as a “Series B Tranche Closing Date.” On August 31, 2026, the Company delivered a Certificate of Adjustment to 3i pursuant to the Series B Certificate of Designation, whereby it adjusted the Series B Conversion Price of all outstanding shares of Series B Preferred Stock to $3.62.

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In addition to the shares of Series B Preferred Stock to be sold and issued to 3i in the Series B Preferred Offering, at each Series B Tranche Closing we shall also issue 3i a warrant to purchase that number of shares of Common Stock equal to 30% of shares of Common Stock issuable upon conversion in full of the shares of Series B Preferred Stock issued at the same Series B Tranche Closing. Each warrant shall be immediately exercisable (subject to certain beneficial ownership limitations and receipt of stockholder approval, as required thereby), expire five years from the date of issuance, and have an initial exercise price equal to the average closing price of our Common Stock during the prior five trading days preceding each Series B Tranche Closing (as may be adjusted for stock dividends, subdivisions, or combinations in the manner described in the Warrant). In the event that warrants issued to 3i in a subsequent Series B Tranche Closing have a lower exercise price than those warrants held by 3i as of such later Series B Tranche Closing, immediately after the Series B Tranche Closing the exercise price of all outstanding warrants held by 3i shall automatically be reduced to equal such lower exercise price of the warrants issued in such Series B Tranche Closing.

On June 17, 2026, pursuant to the Series B Preferred Purchase Agreement, the Company issued to 3i (i) 250 shares of Series B Preferred Stock at $1,000 per share, and (ii) a warrant to purchase 6,242 shares of the Company’s Common Stock at an exercise price of $15.407 per share, for an aggregate purchase price of $250,000.

On August 17, 2026, the Company and 3i entered into the First Side Letter pursuant to which the Company agreed to issue to 3i (i) 1,500 shares of Series B Preferred Stock at $1,000 per share and (ii) warrants exercisable for up to 46,154 shares of Common Stock for an aggregate purchase price of $1,500,000.

See the section of this prospectus entitled “The Selling Stockholder Transactions” for more information regarding the Series B Preferred Purchase Agreement, the First Side Letter and the transactions contemplated thereby, as well as the terms of the Series B Preferred Stock.

The shares of Common Stock, including shares of Common Stock issuable upon exercise of the Warrants, and shares of Series B Preferred Stock, including the shares of Common Stock issuable upon conversion of shares of Series B Preferred Stock, were offered in a private placement pursuant to an exemption from the registration requirements of Section 5 of the Securities Act contained in Section 4(a)(2) thereof and/or Regulation D thereunder.

In connection with the Series B Preferred Purchase Agreement, we granted the selling stockholder certain registration rights for the resale of the shares of Common Stock issuable upon conversion of the shares of Series B Preferred Stock and issuable upon exercise of Warrants issued to the selling stockholder pursuant to the Series B Preferred Purchase Agreement. We agreed to prepare and file a registration statement registering such shares with the SEC, and to use commercially reasonable efforts to cause such registration statement to be declared effective within the specified time period set forth in the Series B Preferred Purchase Agreement.

Additional information with respect to the Series B Preferred Purchase Agreement, First Side Letter and the private placement is contained in this prospectus under the headings “The Selling Stockholder Transactions” and “Selling Stockholder.”

Series C Preferred Purchase Agreement and Second Side Letter

On December 9, 2025, we entered into the Series C Preferred Purchase Agreement with certain institutional investors (collectively, the “Series C Preferred Offering Investors”), pursuant to which, subject to the conditions set forth therein, we agreed to sell to the Series C Preferred Offering Investors, and the Series C Preferred Offering Investors agreed to purchase from us, up to 75,000 shares of our Series C Preferred Stock and warrants to purchase shares of our Common Stock for a total purchase price of up to $75,000,000 (the “Series C Preferred Offering”) in several tranche closings (each, a “Series C Tranche Closing”). On August 31, 2026, the Company delivered a Certificate of Adjustment to the Series C Preferred Offering Investors pursuant to Section 6(f)(vi) of the Series C Certificate of Designation, whereby it adjusted the Series C Fixed Conversion Price to $3.62.

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The Series C Preferred Purchase Agreement provides that the Series C Preferred Offering shall be conducted through a series of separate Series C Tranche Closings pursuant to which, subject to satisfaction of the applicable closing conditions set forth in the Series C Preferred Purchase Agreement, the Company shall sell and issue to the Series C Preferred Offering Investors up to an aggregate of 75,000 shares of Series C Preferred Stock, at a price of $1,000 per share, as follows: (i) 12,000 shares of Series C Preferred Stock, for $12,000,000 in gross proceeds to the Company, in the initial Series C Tranche Closing, which was consummated on December 10, 2025; (ii) 6,000 shares of Series C Preferred Stock, for $6,000,000 in gross proceeds to the Company, in the second Series C Tranche Closing, which shall be consummated three business days after the second tranche closing conditions have been satisfied or waived; and (iii) up to an aggregate of 57,000 shares of Series C Preferred Stock, for an aggregate of up to $57,000,000 in a series of subsequent Series C Tranche Closings (each a “Subsequent Tranche Closing,” and together the “Subsequent Tranche Closings”), which shall be consummated when the Subsequent Tranche Closing Conditions (as defined in the Series C Preferred Purchase Agreement) have been satisfied or waived, including but not limited to that the aggregate stated value of the Series C Preferred Stock outstanding does not exceed $3,000,000 and certain additional volume and price conditions are met.

On August 31, 2026, the Company and 3i entered into the Second Side Letter, pursuant to which the Company agreed to issue to 3i (i) 100 Series B Preferred Shares (the “Closing Series B Shares”), (ii) Series B Warrants to purchase 3,077 shares of Common Stock at an initial exercise price of $3.62 per share (the “Closing Series B Warrants”), (iii) 7,637 Series C Preferred Shares (the “Closing Series C Shares” and, together with the Closing Series B Shares, the “Closing Shares”), and (iv) Series C Warrants to purchase 1,053,969 shares of Common Stock for an initial exercise price of $3.62 per share (the “Closing Series C Warrants” and, together with the Closing Series B Warrants, the “Closing Warrants”), for an aggregate purchase price of $7,737,000, to be paid on or about August 31, 2026 (the “Closing Purchase Price” and the closing of such purchase and sale, the “Closing”). The Closing Purchase Price consisted of (i) $6,137,000 retained by 3i to satisfy overdue cash true-up payments pursuant to Section 6(b) of the Series C Certificate of Designation, (ii) $100,000 retained by 3i to pay the fees of its legal counsel in connection with the purchase of the Company’s securities by 3i and (iii) $1,500,000 paid to the Company in immediately available funds by wire transfer.

See the section of this prospectus entitled “The Selling Stockholder Transactions” for more information regarding the Series C Preferred Purchase Agreement, the Second Side Letter and the transactions contemplated thereby, as well as the terms of the Series C Preferred Stock.

The shares of Common Stock, including shares of Common Stock issuable upon exercise of the Warrants, and shares of Series C Preferred Stock, including the shares of Common Stock issuable upon conversion of shares of Series C Preferred Stock, were offered in a private placement pursuant to an exemption from the registration requirements of Section 5 of the Securities Act contained in Section 4(a)(2) thereof and/or Regulation D thereunder.

In connection with the Series C Preferred Purchase Agreement and the Second Side Letter, we granted the selling stockholder certain registration rights for the resale of the shares of Common Stock issuable upon conversion of the shares of Series C Preferred Stock and issuable upon exercise of Warrants issued to the selling stockholder pursuant to the Series C Preferred Purchase Agreement and the Second Side Letter. We agreed to prepare and file a registration statement registering such shares with the SEC, and to use commercially reasonable efforts to cause such registration statement to be declared effective within the specified time period set forth in the Series C Preferred Purchase Agreement and the Second Side Letter.

Additional information with respect to the Series C Preferred Purchase Agreement, Second Side Letter and the private placement is contained in this prospectus under the headings “The Selling Stockholder Transactions” and “Selling Stockholder.”

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Reverse Stock Split

On August 31, 2026, the Company implemented a reverse stock split of the Company’s issued and outstanding shares of Common Stock at a ratio of 1-for-25. As a result of the reverse stock split, the total number of shares of Common Stock held by each stockholder of the Company were converted automatically into the number of shares of Common Stock equal to the number of issued and outstanding shares of Common Stock held by each such stockholder immediately prior to the reverse stock split divided by 25. No fractional shares were issued in connection with the reverse stock split, and any fractional shares resulting from the reverse stock split were rounded up to the nearest whole share. Also, all options, warrants, preferred stock and other convertible securities of the Company outstanding immediately prior to the reverse stock split were adjusted in accordance with the terms of the plans, agreements or arrangements governing such options, warrants and other convertible securities. There was no change to the par value, or authorized shares, of either the Common Stock or preferred stock, as a result of the reverse stock split. Unless otherwise indicated, all share and per share information in this prospectus is adjusted to reflect the effect of the reverse stock split. However, our annual report on Form 10-K for the year ended December 31, 2025, filed on March 30, 2026, and all other documents incorporated by reference into this prospectus that were filed prior to August 31, 2026, do not give effect to the reverse stock split.

Implications of Being an Emerging Growth Company and a Smaller Reporting Company

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or JOBS Act. An emerging growth company may take advantage of specified reduced reporting requirements that are otherwise generally applicable to public companies. As a result:

•	we are required to have only two years of audited financial statements and only two years of management’s discussion and analysis of financial condition and results of operation in this prospectus;

•	we are not required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and financial statements (i.e., an auditor discussion and analysis) compliance with new or revised accounting standards until they are made applicable to private companies;

•	we are not required to engage an auditor to provide an attestation to report on our internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002;

•	we are not required to comply with certain disclosure requirements related to executive compensation, such as the requirement to disclose the correlation between executive compensation and performance and the requirement to present a comparison of our Chief Executive Officer’s compensation to our median employee compensation; and

•	we are not required to submit certain executive compensation matters to stockholder advisory votes, such as “say on pay,” “say on frequency” and “say on golden parachute arrangements.”

We may take advantage of these reduced reporting and other requirements until the earlier of (i) the last day of the first fiscal year following the fifth anniversary of the date of our first sale of common equity securities pursuant to an effective registration statement under the Securities Act; (ii) the last day of the first fiscal year in which we have total annual gross revenue of at least $1.235 billion; (iii) the last day of the fiscal year in which we are deemed to be a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which would occur if the market value of our Common Stock held by non-affiliates exceeded $700.0 million as of the last business day of the second fiscal quarter of such fiscal year; or (iv) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.

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We have elected to take advantage of certain of the reduced disclosure obligations in this prospectus and the registration statement of which this prospectus is a part, and we may elect to take advantage of other reduced reporting requirements in the future. As a result, the information that we provide to our stockholders may be different than, and not comparable to, information presented by other public reporting companies.

We are also a “smaller reporting company” as defined in the Exchange Act and have elected to take advantage of certain of the scaled disclosures available to smaller reporting companies. We may be a smaller reporting company even after we are no longer an emerging growth company.

Corporate Information

The Company was incorporated in California in September 2016 and reincorporated as a Delaware corporation in June 2021. Our principal executive offices are located at 1305 E. Houston Street, Building 1, Suite 311, San Antonio, Texas 78205. Our telephone number is (888) 276-6888. Our website address is www.valionbio.com. Information contained on, or that can be accessible through, our website is not a part of this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only.

Where You Can Find More Information

For additional information as to our business, properties and financial condition, please refer to the documents cited in “Where You Can Find Additional Information.”

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THE OFFERING

Shares of Common Stock Offered for Resale by the Selling Stockholder:	Up to an aggregate of 3,954,381 shares of Common Stock, consisting of (i) up to 536,159 shares of Common Stock issuable upon conversion of an aggregate of 1,850 shares of Series B Preferred Stock, based on the Series B Conversion Price, of which (A) 250 shares of Series B Preferred Stock were issued to 3i pursuant to the Series B Preferred Purchase Agreement, (B) 1,500 shares of Series B Preferred Stock were issued to 3i pursuant to the First Side Letter, and (C) 100 shares of Series B Preferred Stock were issued to 3i pursuant to the Second Side Letter; (ii) up to 2,308,780 shares of Common Stock issuable upon conversion of 7,637 shares of Series C Preferred Stock, based on the Series C Fixed Conversion Price, issued to 3i pursuant to the Second Side Letter; and (iii) up to 1,109,442 shares of Common Stock issuable upon exercise of the Warrants, of which (A) 6,242 shares of Common Stock are issuable upon exercise of that certain Warrant to Purchase Shares of Common Stock issued to 3i on June 17, 2026, (B) 46,154 shares of Common Stock are issuable upon exercise of that certain Warrant to Purchase Shares of Common Stock issued to 3i on August 18, 2026, (C) 3,077 shares of Common Stock are issuable upon exercise of that certain Warrant to Purchase Shares of Common Stock issued to 3i on August 31, 2026, and (D) 1,053,969 shares of Common Stock are issuable upon exercise of that certain Warrant to Purchase Shares of Common Stock issued to 3i on August 31, 2026.

Use of Proceeds:	The selling stockholder will receive all of the proceeds from the sale of the shares of Common Stock offered for sale by it under this prospectus. We will not receive proceeds from the sale of the shares by the selling stockholder. However, upon the selling stockholder’s exercise of the Warrants, if ever, we will receive the exercise price of the exercised Warrants. Any proceeds we receive are expected to be used for working capital and other general corporate purposes. Please refer to the information contained under the heading “Use of Proceeds.”

Risk Factors:	Investing in our Common Stock involves risks. Please refer to the information contained under the heading “Risk Factors” beginning on page 11 of this prospectus and the other information included or incorporated by reference into this prospectus for a discussion of factors you should carefully consider before investing in our securities.

Nasdaq Capital Market:	VBIO

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RISK FACTORS

An investment in our securities involves a high degree of risk. Before making an investment decision, you should carefully consider the risks described below as well as those described under “Risk Factors” contained in our most recent Annual Report on Form 10-K, and in all other information appearing in this prospectus or incorporated by reference into this prospectus and any applicable prospectus supplement. The occurrence of any of the events or developments described below and in our filings with the SEC could harm our business, financial condition, operating results, and/or growth prospects.

The risks described below and in our filings with the SEC are not the only ones facing us. Our business is also subject to the risks that affect many other companies, such as competition, labor relations, general economic conditions, inflation, supply chain constraints, geopolitical changes, and international operations. We operate in a rapidly changing environment that involves a number of risks, some of which are beyond our control. Additional risks not currently known to us or that we currently believe are immaterial also may impair our business operations and our liquidity. The risks described below and in our filings with the SEC could cause our actual results to differ materially from those contained in the forward-looking statements we have made in this prospectus, the information incorporated herein by reference, and those forward-looking statements we may make from time to time. You should understand that it is not possible to predict or identify all such factors. This prospectus is qualified in its entirety by these risk factors.

A sale of a substantial number of shares of Common Stock by our stockholders may cause the price of our Common Stock to decline.

If our stockholders, including the selling stockholder named in this prospectus, sell, or the market perceives that our stockholders intend to sell, substantial amounts of our Common Stock in the public market, the price of our Common Stock may decline. The shares of Common Stock offered under this prospectus and any prospectus supplement represent a significant number of shares in comparison to the number of shares of our Common Stock currently outstanding, and if sold in the market all at once or at approximately the same time, could depress the market price of our Common Stock. Additionally, such conditions may make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate.

The issuance of shares of our Common Stock upon the selling stockholder’s conversion and/or exercise of shares of our Series B Preferred Stock, Series C Preferred Stock and Warrants, respectively, may cause substantial dilution to our existing stockholders, and the sale of a substantial number of shares of our Common Stock by the selling stockholder could cause the price of our Common Stock to decline.

We are registering for resale by the selling stockholder up to 3,954,381 shares of our Common Stock under this prospectus, consisting of up to (i) 536,159 shares of Common Stock issuable upon conversion of shares of Series B Preferred Stock, (ii) 2,308,780 shares of Common Stock issuable upon conversion of shares of Series C Preferred Stock, and (iii) up to 1,109,442 shares of Common Stock issuable upon exercise of the Warrants. The number of shares of our Common Stock ultimately offered for resale by the selling stockholder under this prospectus is dependent upon the number of shares of Series B Preferred Stock and Series C Preferred Stock that are converted into shares of our Common Stock by the selling stockholder and the number of shares of Common Stock issued upon exercise of Warrants, which could cause substantial dilution to our existing stockholders and investors. If the selling stockholder sells, or the market perceives that the selling stockholder intends to sell, a substantial number of shares of our Common Stock in the public market, the price of our Common Stock may decline. The shares of Common Stock offered under this prospectus and under previous registration statements represent a significant number of shares in comparison to the number of shares of our Common Stock currently outstanding, and if sold in the market all at once or at approximately the same time, could depress the market price of our Common Stock. Additionally, such conditions may make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate.

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Our management will have broad discretion over the use of the net proceeds from the selling stockholder’s exercise of Warrants, if any, and you may not agree with how we use the proceeds, and the proceeds may not be invested successfully.

We are not selling any shares of our Common Stock under this prospectus and will not receive any of the proceeds from the sale of shares of our Common Stock by the selling stockholder. However, upon the selling stockholder’s exercise of the Warrants, if ever, we will receive the exercise price of the exercised Warrants. Our management will have broad discretion as to the use of those net proceeds from such exercises, and we could use them for purposes other than those contemplated hereunder. It is possible that, pending their use, we may invest those net proceeds in a way that does not yield a favorable, or any, return for us. The failure of our management to use such funds effectively could have a material adverse effect on our business, financial condition, operating results and cash flows.

You may experience additional dilution as a result of future equity offerings.

In order to raise additional capital, we may sell additional shares of our Common Stock or other securities convertible into or exchangeable for our Common Stock. The price per share at which we sell additional shares of our Common Stock, or securities convertible or exchangeable into Common Stock, in future transactions may be lower than the price per share that you purchase the shares of Common Stock being offered hereunder by the selling stockholder.

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THE SELLING STOCKHOLDER TRANSACTIONS

The following provides a summary of the transactions entered into with the selling stockholder pursuant to which it received, or is entitled to receive, the shares of our Common Stock being registered hereby for resale by the selling stockholder. The following summary of such transactions does not purport to be complete and is subject to, and qualified in its entirety by, the forms of transaction documents entered into in connection with such transactions, which are filed as exhibits to the registration statement of which this prospectus is a part and which are incorporated herein by reference. You should carefully read this entire prospectus, including the information incorporated herein by reference.

Series B Preferred Purchase Agreement and First Side Letter

On April 29, 2025, we entered into the Helena Purchase Agreement with Helena pursuant to which, subject to the conditions set forth therein, we agreed to sell to Helena, and Helena agreed to purchase from us, up to 8,400 shares of our Series B Preferred Stock and warrants to purchase shares of our Common Stock for a total purchase price of up to $8,400,000 in a series of up to six separate Series B Tranche Closings.

As of December 9, 2025, we had completed four of the six tranche closings contemplated by the Helena Purchase Agreement. On December 9, 2025, Helena assigned the Helena Purchase Agreement, including all of its rights and obligations thereunder, to 3i, and 3i purchased all of the outstanding shares of Series B Preferred Stock from Helena. In addition, on December 9, 2025, the Company and 3i entered into the Series B Amendment. As amended, the Series B Preferred Purchase Agreement provides that the purchase of shares of Series B Preferred Stock thereunder shall be conducted through six separate Series B Tranche Closings, pursuant to which, subject to satisfaction of the applicable closing conditions set forth in the Series B Preferred Purchase Agreement, we shall sell and issue to 3i up to an aggregate of 8,400 shares of Series B Preferred Stock as follows: (i) 700 shares of Series B Preferred Stock, for $700,000, in the initial Series B Tranche Closing, which shall be consummated upon effectiveness of the registration statement required to be filed in connection with the transaction; (ii) 700 shares of Series B Preferred Stock, for $700,000, in the second Series B Tranche Closing, which shall be consummated 10 trading days after the initial Series B Tranche Closing; (iii) 1,750 shares of Series B Preferred Stock, for $1,750,000, in the third Series B Tranche Closing, which shall be consummated 20 trading days after the second Series B Tranche Closing; (iv) 1,750 shares of Series B Preferred Stock, for $1,750,000, in the fourth Series B Tranche Closing, which shall be consummated 20 trading days after the third Series B Tranche Closing; (v) the fifth Series B Tranche Closing will be consummated on the third trading day following delivery by 3i of a Purchaser Closing Notice to the Company with respect to such Tranche; and (vi) the final Series B Tranche Closing will be consummated on the third trading day following delivery by 3i of a Purchaser Closing Notice to the Company with respect to such Tranche. On August 31, 2026, the Company delivered a Certificate of Adjustment to 3i pursuant to the Series B Certificate of Designation, whereby it adjusted the Series B Conversion Price of all outstanding shares of Series B Preferred Stock to $3.62.

In addition to the shares of Series B Preferred Stock to be sold and issued to 3i in the Series B Preferred Offering, at each Series B Tranche Closing we shall also issue 3i a warrant to purchase that number of shares of Common Stock equal to 30% of shares of Common Stock issuable upon conversion in full of the shares of Series B Preferred Stock issued at the same Series B Tranche Closing. Each warrant shall be immediately exercisable (subject to certain beneficial ownership limitations and receipt of stockholder approval, as required thereby), expire five years from the date of issuance, and have an initial exercise price equal to the average closing price of our Common Stock during the prior five trading days preceding each Series B Tranche Closing (as may be adjusted for stock dividends, subdivisions, or combinations in the manner described in the warrant). In the event that warrants issued to 3i in a subsequent Series B Tranche Closing have a lower exercise price than those warrants held by 3i as of such later Series B Tranche Closing, immediately after the Tranche Closing the exercise price of all outstanding warrants held by 3i shall automatically be reduced to equal such lower exercise price of the warrants issued in such Series B Tranche Closing.

On June 17, 2026, pursuant to the Series B Preferred Purchase Agreement, the Company issued to 3i (i) 250 shares of Series B Preferred Stock at $1,000 per share, and (ii) a warrant to purchase 6,242 shares of the Company’s Common Stock at an exercise price of $15.407 per share, for an aggregate purchase price of $250,000.

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On August 17, 2026, the Company and 3i entered into the First Side Letter pursuant to which the Company agreed to issue to 3i (i) 1,500 shares of Series B Preferred Stock at $1,000 per share and (ii) warrants exercisable for up to 46,154 shares of Common Stock for an aggregate purchase price of $1,500,000.

The shares of Common Stock, including shares of Common Stock issuable upon exercise of the warrants, and shares of Series B Preferred Stock, including the shares of Common Stock issuable upon conversion of shares of Series B Preferred Stock, were offered in a private placement pursuant to an exemption from the registration requirements of Section 5 of the Securities Act contained in Section 4(a)(2) thereof and/or Regulation D thereunder.

In connection with the Series B Preferred Purchase Agreement, we granted the selling stockholder certain registration rights for the resale of the shares of Common Stock issuable upon conversion of the shares of Series B Preferred Stock and issuable upon exercise of warrants issued to the selling stockholder pursuant to the Series B Preferred Purchase Agreement. We agreed to prepare and file a registration statement registering such shares with the SEC, and to use commercially reasonable efforts to cause such registration statement to be declared effective within the specified time period set forth in the Series B Preferred Purchase Agreement.

Series C Preferred Purchase Agreement and Second Side Letter

On December 9, 2025, we entered into the Series C Preferred Purchase Agreement with the Series C Preferred Offering Investors pursuant to which, subject to the conditions set forth therein, we agreed to sell to the Series C Preferred Offering Investors, and the Series C Preferred Offering Investors agreed to purchase from us, up to 75,000 shares of our Series C Preferred Stock and warrants to purchase shares of our Common Stock for a total purchase price of up to $75,000,000 in several Series C Tranche Closings. On August 31, 2026, the Company delivered a Certificate of Adjustment to the Series C Preferred Offering Investors pursuant to Section 6(f)(vi) of the Series C Certificate of Designation, whereby it adjusted the Series C Fixed Conversion Price to $3.62.

The Series C Preferred Purchase Agreement provides that the Series C Preferred Offering shall be conducted through a series of separate Series C Tranche Closings pursuant to which, subject to satisfaction of the applicable closing conditions set forth in the Series C Preferred Purchase Agreement, the Company shall sell and issue to the Series C Preferred Offering Investors up to an aggregate of 75,000 shares of Series C Preferred Stock, at a price of $1,000 per share, as follows: (i) 12,000 shares of Series C Preferred Stock, for $12,000,000 in gross proceeds to the Company, in the initial Series C Tranche Closing, which was consummated on December 10, 2025; (ii) 6,000 shares of Series C Preferred Stock, for $6,000,000 in gross proceeds to the Company, in the second Series C Tranche Closing, which shall be consummated three business days after the second tranche closing conditions have been satisfied or waived; and (iii) up to an aggregate of 57,000 shares of Series C Preferred Stock, for an aggregate of up to $57,000,000 in a series of Subsequent Tranche Closings, which shall be consummated when the Subsequent Tranche Closing Conditions have been satisfied or waived, including but not limited to that the aggregate stated value of the Series C Preferred Stock outstanding does not exceed $3,000,000 and certain additional volume and price conditions are met.

In addition to the shares of Series C Preferred Stock to be sold and issued to 3i in the Series C Preferred Offering, at each Series C Tranche Closing we shall also issue 3i an aggregate of warrants to purchase that number of shares of our Common Stock equal to 50% of shares of Common Stock issuable upon conversion in full of the shares of Series C Preferred Stock issued in connection with the same Series C Tranche Closing. Each warrant shall be immediately exercisable (subject to certain beneficial ownership limitations and, until obtained, stockholder approval), expire five years from the date of issuance, and have an exercise price of $55.76 (as may be adjusted for stock dividends, subdivisions, or combinations in the manner described in the Warrant).

On August 31, 2026, the Company and 3i entered into the Second Side Letter, pursuant to which the Company agreed to issue to 3i (i) 100 Closing Series B Shares, (ii) Series B Warrants to purchase 3,077 shares of Common Stock at an initial exercise price of $3.62 per share, (iii) 7,637 Series C Preferred Shares, and (iv) Series C Warrants to purchase 1,053,969 shares of Common Stock for an initial exercise price of $3.62 per share, for an aggregate purchase price of $7,737,000, to be paid on or about August 31, 2026. The Closing Purchase Price consisted of (i) $6,137,000 retained by 3i to satisfy overdue cash true-up payments pursuant to Section 6(b) of the Series C Certificate of Designation, (ii) $100,000 retained by 3i to pay the fees of its legal counsel in connection with the purchase of the Company’s securities by 3i and (iii) $1,500,000 paid to the Company in immediately available funds by wire transfer.

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The shares of Common Stock, including shares of Common Stock issuable upon exercise of the Warrants, and shares of Series C Preferred Stock, including the shares of Common Stock issuable upon conversion of shares of Series C Preferred Stock, were offered in a private placement pursuant to an exemption from the registration requirements of Section 5 of the Securities Act contained in Section 4(a)(2) thereof and/or Regulation D thereunder.

In connection with the Series C Preferred Purchase Agreement and the Second Side Letter, we granted the selling stockholder certain registration rights for the resale of the shares of Common Stock issuable upon conversion of the shares of Series C Preferred Stock and issuable upon exercise of Warrants issued to the selling stockholder pursuant to the Series C Preferred Purchase Agreement and the Second Side Letter. We agreed to prepare and file a registration statement registering such shares with the SEC, and to use commercially reasonable efforts to cause such registration statement to be declared effective within the specified time period set forth in the Series C Preferred Purchase Agreement and the Second Side Letter.

Summary of Terms of the Series B Preferred Stock

On April 29, 2025, the Company filed a Certificate of Designation of Preferences, Rights and Limitations of the Series B Non-Voting Convertible Preferred Stock (the “Series B Certificate of Designation”) with the Secretary of State of the State of Delaware in connection with a tranched financing. The Series B Certificate of Designation became effective upon filing and designates 8,400 shares of the Company’s preferred stock as Series B Preferred Stock.

Ranking - the Series B Preferred Stock ranks senior to the Company’s Common Stock and Series A Non-Voting Convertible Preferred Stock, par value $0.0001 per share (“Series A Preferred Stock”), and junior to the Company’s Series C Preferred Stock, with respect to dividend rights and rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company.

Dividend Rights - the holders of outstanding shares of Series B Preferred Stock shall be entitled to cumulative dividends at an annual rate of 10% of the Stated Value (as defined below) per share. Dividends shall accrue from the date of each such tranche closing, and for as long as any shares of Series B Preferred Stock remain issued and outstanding and are payable quarterly in arrears. At the Company’s option, dividends on the Series B Preferred Stock may be paid in (i) cash, (ii) by adding the amount of dividends payable on such date to the aggregate Stated Value of such holder’s shares of Series B Preferred Stock (“PIK Dividends”), or (iii) any combination of cash and PIK Dividends. The “Stated Value” shall mean $1,000 per share, subject to adjustment in the event of any stock dividend (including PIK Dividends), stock split, combination, recapitalization, or other similar event affecting such shares. As of September 30, 2026, the Stated Value of the Series B Preferred Stock (including PIK Dividends) was $1,049.13.

Voting Rights - except as otherwise provided by the Series B Certificate of Designation or required by law, the Series B Preferred Stock has no voting rights. Provided, however, that so long as any shares of Series B Preferred Stock are outstanding, the Company will not, without the affirmative vote of the holders of a majority of the then-outstanding shares of the Series B Preferred Stock, (i) alter or change adversely the powers, preferences or rights given to the Series B Preferred Stock or alter or amend the Series B Certificate of Designation, amend or repeal any provision of, or add any provision to, the Company’s Charter or Bylaws, or file any articles of amendment, certificate of designations, preferences, limitations and relative rights of any series of preferred stock, in each case if any such action would adversely alter or change the preferences, rights, privileges or powers of, or restrictions provided for the benefit of the Series B Preferred Stock, (ii) issue further shares of Series B Preferred Stock, or (iii) enter into any agreement with respect to any of the foregoing.

Conversion - subject to the Series B Beneficial Ownership Limitation, at any time, each holder of Series B Preferred Stock shall have the right, at such holder’s option, to convert any or all of the shares of Series B Preferred Stock held by such holder into fully paid and nonassessable shares of Company Common Stock. The number of shares of Common Stock issuable upon conversion of each share of Series B Preferred Stock shall be equal to the quotient obtained by dividing (i) the Stated Value of such share of Series B Preferred Stock plus all accrued and unpaid dividends thereon by (ii) the Series B Conversion Price in effect on the date of conversion. The conversion price in effect on any conversion date shall be equal to 90% of the lowest closing volume-weighted average price of the Company’s Common Stock on The Nasdaq Capital Market for the five trading days immediately preceding the date of the conversion notice delivered by the holder, subject to adjustment, provided, however, that in no event shall the Series B Conversion Price be lower than $32.35 per share, subject to adjustment. On December 9, 2025, the Company agreed to take all necessary action to lower the applicable floor price to $9.75 per share, and, in connection therewith, the Company held a meeting of its stockholders to seek approval of a proposal to waive the 19.99% exchange cap in connection with such amendment, which such proposal was approved by the Company’s stockholders at its annual meeting on May 28, 2026.

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Beneficial Ownership Limitation - a holder of Series B Preferred Stock is prohibited from converting shares of Series B Preferred Stock into shares of Common Stock if, as a result of such conversion, such holder, together with its affiliates, would beneficially own in excess of the applicable beneficial ownership limitation (the “Series B Beneficial Ownership Limitation”). For purposes of the Series B Preferred Stock, the Series B Beneficial Ownership Limitation shall initially be set at 4.9% for each holder and its affiliates and may be adjusted at the discretion of the holder to a percentage between 4.9% and 19.9% (but not to exceed 19.9%) of the number of shares of Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock pursuant to such conversion.

Redemption Rights - the Company may, at any time and in its sole discretion, request to redeem all or any portion of the outstanding shares of Series B Preferred Stock at a price equal to 115% of the Stated Value plus all accrued and unpaid dividends thereon by providing the holder at least ten days prior written notice, during which ten day period the holder thereof shall have the right to convert such holder’s shares of Series B Preferred Stock into shares of Company Common Stock. Upon the closing of any equity or equity linked financing by the Company after the issuance date, the holder shall have the right, but not the obligation, to require the Company to redeem, out of the proceeds of such financing, up to 25% of the aggregate amount of net proceeds raised in the financing, outstanding shares of Series B Preferred Stock at a per share price equal to the Stated Value, plus all accrued and unpaid dividends thereon, provided that such right shall expire five days after the holder receives notice from the Company of the consummation of a financing.

Liquidation Rights - in the event of the liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, the holders of Series B Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets, funds, or proceeds available for distribution of the Company to the holders of Common Stock or any other class or series of capital stock ranking junior to the Series B Preferred Stock upon liquidation, by reason of their ownership thereof, an amount per share equal to the greater of (i) the Stated Value plus all accrued and unpaid dividends thereon or (ii) the amount that such holder would receive if such holder converted all of its shares of Series B Preferred Stock into Common Stock immediately prior to such liquidation, dissolution or winding up.

Summary of Terms of the Series C Preferred Stock

On December 9, 2025, the Company filed a Certificate of Designation of Preferences, Rights and Limitations of the Series C Non-Voting Convertible Preferred Stock (the “Series C Certificate of Designation”) with the Secretary of State of the State of Delaware. The Series C Certificate of Designation became effective upon filing and designates 75,000 shares of the Company’s preferred stock as Series C Preferred Stock.

Ranking - the Series C Preferred Stock ranks senior to the Company’s Common Stock, Series A Preferred Stock and Series B Preferred Stock with respect to dividend rights and rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company.

Dividend Rights - the holders of outstanding shares of Series C Preferred Stock shall be entitled to cumulative dividends at an annual rate of 6% of the Stated Value (as defined below) per share. Dividends shall accrue from the date of each such tranche closing, and for as long as any shares of Series C Preferred Stock remain issued and outstanding and are payable quarterly in arrears. At the Company’s option, dividends on the Series C Preferred Stock may be paid in (i) cash, (ii) by adding the amount of dividends payable on such date to the aggregate Stated Value of such holder’s shares of Series C Preferred Stock (“PIK Dividends”), or (iii) any combination of cash and PIK Dividends. The “Stated Value” shall mean $1,080 per share, subject to adjustment in the event of any stock dividend (including PIK Dividends), stock split, combination, recapitalization, or other similar event affecting such shares. As of September 30, 2026, the Stated Value of the Series C Preferred Stock (including PIK Dividends) was $1,094.38.

Voting Rights - except as otherwise provided by the Series C Certificate of Designation or required by law, the Series C Preferred Stock has no voting rights. Provided, however, that so long as any shares of Series C Preferred Stock are outstanding, the Company will not, without the affirmative vote of the holders of a majority of the then-outstanding shares of the Series C Preferred Stock, (i) alter or change adversely the powers, preferences or rights given to the Series C Preferred Stock or alter or amend the Series C Certificate of Designation, amend or repeal any provision of, or add any provision to, the Company’s Charter or Bylaws, or file any articles of amendment, certificate of designations, preferences, limitations and relative rights of any series of preferred stock, in each case if any such action would adversely alter or change the preferences, rights, privileges or powers of, or restrictions provided for the benefit of the Series C Preferred Stock, (ii) issue further shares of Series C Preferred Stock, or (iii) enter into any agreement with respect to any of the foregoing.

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Conversion - subject to the Series C Beneficial Ownership Limitation, at any time, each holder of Series C Preferred Stock shall have the right, at such holder’s option, to convert any or all of the shares of Series C Preferred Stock held by such holder into fully paid and nonassessable shares of Company Common Stock. The number of shares of Common Stock issuable upon conversion of each share of Series C Preferred Stock shall be equal to the quotient obtained by dividing (i) the Stated Value of such share of Series C Preferred Stock plus all accrued and unpaid dividends thereon by (ii) the Series C Conversion Price in effect on the date of conversion. The conversion price in effect on any conversion date shall be equal to 93% of the lowest closing volume-weighted average price of the Company’s Common Stock on The Nasdaq Capital Market for the five trading days immediately preceding the date of the conversion notice delivered by the holder, subject to adjustment, provided, however, that in no event shall the Series C Conversion Price be lower than $9.75 per share, subject to adjustment.

Beneficial Ownership Limitation - a holder of Series C Preferred Stock is prohibited from converting shares of Series C Preferred Stock into shares of Common Stock if, as a result of such conversion, such holder, together with its affiliates, would beneficially own in excess of the applicable beneficial ownership limitation (the “Series C Beneficial Ownership Limitation”). For purposes of the Series C Preferred Stock, the Series C Beneficial Ownership Limitation shall initially be set at 4.9% for each holder and its affiliates and may be adjusted at the discretion of the holder to a percentage between 4.9% and 19.9% (but not to exceed 19.9%) of the number of shares of Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock pursuant to such conversion.

Redemption Rights - the Company may, at any time and in its sole discretion, request to redeem all or any portion of the outstanding shares of Series C Preferred Stock at a price equal to 115% of the Stated Value plus all accrued and unpaid dividends thereon by providing the holder at least ten days prior written notice, during which ten day period the holder thereof shall have the right to convert such holder’s shares of Series C Preferred Stock into shares of Company Common Stock. Upon the closing of any equity or equity linked financing by the Company after the issuance date, the holder shall have the right, but not the obligation, to require the Company to redeem, out of the proceeds of such financing, up to 36% of the aggregate amount of net proceeds raised in the financing, outstanding shares of Series C Preferred Stock at a per share price equal to the Stated Value, plus all accrued and unpaid dividends thereon, provided that such right shall expire five days after the holder receives notice from the Company of the consummation of a financing.

Liquidation Rights - in the event of the liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, the holders of Series C Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets, funds, or proceeds available for distribution of the Company to the holders of Common Stock or any other class or series of capital stock ranking junior to the Series C Preferred Stock upon liquidation, by reason of their ownership thereof, an amount per share equal to the greater of (i) the Stated Value plus all accrued and unpaid dividends thereon or (ii) the amount that such holder would receive if such holder converted all of its shares of Series C Preferred Stock into Common Stock immediately prior to such liquidation, dissolution or winding up.

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USE OF PROCEEDS

The selling stockholder will receive all of the proceeds from the sale of the shares offered for sale by it under this prospectus. We will not receive proceeds from the sale of the shares by the selling stockholder. However, upon the selling stockholder’s exercise of the Warrants, if ever, we will receive the exercise price of the exercised Warrants.

We currently intend to use proceeds that we have received pursuant to the Series B Preferred Purchase Agreement, Series C Preferred Purchase Agreement, the First Side Letter, the Second Side Letter and, upon exercise of the Warrants, if ever, for general corporate purposes, including operating expenses, capital expenditures and working capital. We have broad discretion in determining how the proceeds we receive, if any, will be used, and our discretion is not limited by the aforementioned possible uses. As we are unable to predict the timing or amount of exercise of the Warrants by the selling stockholder, we cannot specify with certainty all of the particular uses for the net proceeds that we will have from the sale of such securities. We may use the proceeds for purposes that are not contemplated at the time of this offering.

We will incur all costs associated with this prospectus and the registration statement of which it is a part.

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SELLING STOCKHOLDER

This prospectus covers the offer and sale, or other disposition, from time to time by the selling stockholder, including its pledgees, donees, transferees, assigns or other successors in interest, of up to an aggregate of 3,954,381 shares of Common Stock, consisting of (i) up to 536,159 shares of Common Stock issuable upon conversion of an aggregate of 1,850 shares of Series B Preferred Stock, based on the Series B Conversion Price, of which (A) 250 shares of Series B Preferred Stock were issued to 3i pursuant to the Series B Preferred Purchase Agreement, (B) 1,500 shares of Series B Preferred Stock were issued to 3i pursuant to the First Side Letter, and (C) 100 shares of Series B Preferred Stock were issued to 3i pursuant to the Second Side Letter; (ii) up to 2,308,780 shares of Common Stock issuable upon conversion of 7,637 shares of Series C Preferred Stock, based on the Series C Fixed Conversion Price, issued to 3i pursuant to the Second Side Letter; and (iii) up to 1,109,442 shares of Common Stock issuable upon exercise of certain Warrants, of which (A) 6,242 shares of Common Stock are issuable upon exercise of that certain Warrant to Purchase Shares of Common Stock issued to 3i on June 17, 2026 in connection with the Series B Preferred Purchase Agreement, (B) 46,154 shares of Common Stock are issuable upon exercise of that certain Warrant to Purchase Shares of Common Stock issued to 3i on August 18, 2026 in connection with the Series B Preferred Purchase Agreement and the First Side Letter, (C) 3,077 shares of Common Stock are issuable upon exercise of that certain Warrant to Purchase Shares of Common Stock issued to 3i on August 31, 2026 in connection with the Series B Preferred Purchase Agreement and the Second Side Letter, and (D) 1,053,969 shares of Common Stock are issuable upon exercise of that certain Warrant to Purchase Shares of Common Stock issued to 3i on August 31, 2026 in connection with that certain Series C Preferred Purchase Agreement and the Second Side Letter. We are registering our shares of Common Stock included in this prospectus pursuant to the provisions of the Series B Preferred Purchase Agreement, Series C Preferred Purchase Agreement, First Side Letter and Second Side Letter in order to permit the selling stockholder to offer the shares included in this prospectus for resale from time to time. Other than the transactions described under the sections of this prospectus entitled “The Selling Stockholder Transactions”, the selling stockholder has not had any material relationship with us within the past three years. We will incur all costs associated with this prospectus and the registration statement of which it is a part.

The below table presents information regarding the selling stockholder and the shares of our Common Stock that may be resold by the selling stockholder from time to time under this prospectus, including (i) the shares of our Common Stock beneficially owned by the selling stockholder prior to this offering, based on the Series B Conversion Price and the Series C Fixed Conversion Price and not taking into account any limitations on conversion of the Series B Preferred Stock, Series C Preferred Stock and exercise of the Warrants held by the selling stockholder, including the Series B Beneficial Ownership Limitation, Series C Beneficial Ownership Limitation and the Warrant Beneficial Ownership Limitation; (ii) the number of shares of our Common Stock being offered by the selling stockholder pursuant to this prospectus; and (iii) the selling stockholder’s beneficial ownership of our Common Stock after completion of this offering, assuming that all of the shares of Common Stock covered by this prospectus (but none of the other shares, if any, held by the selling stockholder) are sold to third parties in this offering.

Pursuant to the Warrants, the selling stockholder may not exercise its Warrants to the extent that immediately after such exercise the selling stockholder would beneficially own a number of shares of our Common Stock which would exceed 4.99% of the outstanding shares of our Common Stock, which may be increased by the selling stockholder to up to 19.99% upon 61 days’ notice from the selling stockholder to the Company (the “Warrant Beneficial Ownership Limitation”), provided that any such adjustment to the Warrant Beneficial Ownership Limitation shall only apply to the selling stockholder that elected to make such adjustment and shall not be effective until 61 days after the Company’s receipt of notice of such adjustment.

The table is based on information supplied to us by the selling stockholder. Beneficial and percentage ownership is determined in accordance with the rules and regulations of the SEC, which is based on voting or investment power with respect to such shares, and this information does not necessarily indicate beneficial ownership for any other purpose. In accordance with SEC rules, in computing the number of shares beneficially owned by the selling stockholder, shares of Common Stock subject to derivative securities held by a selling stockholder that are currently exercisable or convertible, or that will be exercisable or convertible within 60 days after October 13, 2026, are deemed outstanding for purposes of that selling stockholder.

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The selling stockholder may sell all, some or none of its shares of Common Stock covered by this prospectus. We do not know the number of such shares, if any, that will be offered for sale or otherwise disposed of by the selling stockholder. See “Plan of Distribution.”

	Shares of Common Stock Beneficially Owned Prior to Offering		Maximum Number of Shares of Common Stock to be Sold Pursuant to this		Shares of Common Stock Beneficially Owned After the Offering(1)
Name and Address of Selling Stockholder			Prospectus		Number	Percent (%)(2)

3i, LP(3)	9,142,842	(4)	3,954,381	(5)	5,188,461	46.17%

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(1)	Assumes that all of the shares of Common Stock being registered by this prospectus are resold by the selling stockholder to third parties.

(2)	Based on 2,095,687 shares of our Common Stock outstanding as of October 13, 2026.

(3)	3i Management LLC is the general partner of 3i, LP, and Maier Joshua Tarlow is the manager of 3i Management LLC. As such, Mr. Tarlow exercises sole voting and investment discretion over securities beneficially owned directly or indirectly by 3i, LP and 3i Management LLC. Mr. Tarlow disclaims beneficial ownership of the securities beneficially owned directly by 3i, LP and indirectly by 3i Management LLC. The business address of each of the aforementioned parties is 2 Wooster Street, 2nd Floor, New York, NY 10013. We have been advised that none of Mr. Tarlow, 3i Management LLC, or 3i, LP is a member of the Financial Industry Regulatory Authority, or FINRA, or an independent broker-dealer, or an affiliate or associated person of a FINRA member or independent broker-dealer.

(4)	Consists of (i) up to 951,174 shares of Common Stock issuable upon conversion of shares of our Series B Preferred Stock, based on the Series B Conversion Price; (ii) up to 2,424,869 shares of Common Stock issuable upon conversion of shares of our Series C Preferred Stock, based on the Series C Fixed Conversion Price; (iii) up to 1,370,062 shares of Common Stock issuable upon exercise of Warrants, and (iv) up to 4,396,737 shares of Common Stock issuable upon conversion of that certain senior secured note in the principal amount of $15,916,188.81 (the “Note”), the conversion or exercise of which is subject to the Series B Beneficial Ownership Limitation, the Series C Beneficial Ownership Limitation, the Warrant Beneficial Ownership Limitation or any beneficial ownership limitation applicable to the conversion of the Note.

(5)	Consists of (i) up to 536,159 shares of Common Stock issuable upon conversion of shares of our Series B Preferred Stock issued to 3i pursuant to the Series B Preferred Purchase Agreement, the First Side Letter and the Second Side Letter, based on the Series B Conversion Price; (ii) up to 2,308,780 shares of Common Stock issuable upon conversion of shares of our Series C Preferred Stock issued to 3i pursuant to the Second Side Letter, based on the Series C Fixed Conversion Price; and (iii) up to 1,109,442 shares of Common Stock issuable upon exercise of Warrants, the conversion or exercise of which is subject to the Series B Beneficial Ownership Limitation, the Series C Beneficial Ownership Limitation or the Warrant Beneficial Ownership Limitation, as applicable.

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PLAN OF DISTRIBUTION

The selling stockholder of the securities named herein may, from time to time, sell any or all of the securities covered hereby on any stock exchange, market or trading facility on which the securities are traded, in private transactions or otherwise. These sales may be at fixed or negotiated prices or at market prices prevailing at the time of sale. The selling stockholder may use any one or more of the following methods when selling securities:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales;

•	in transactions through broker-dealers that agree with the selling stockholder to sell a specified number of such securities at a stipulated price per security;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The selling stockholder may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholder may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholder (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the selling stockholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling stockholder may also sell securities short and deliver these securities to close out its short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling stockholder may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

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The selling stockholder may pledge or grant a security interest in some or all of the shares of Common Stock it owns and, if it defaults in its performance of its secured obligations, the pledgees or secured parties may offer and sell the shares of Common Stock from time to time pursuant to this prospectus or any supplement or amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of selling stockholders to include the pledgees, transferees or other successors-in-interest as selling stockholders under this prospectus. The selling stockholder also may transfer and donate the shares of Common Stock in other circumstances in which case the transferees, donees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholder and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. We are not aware that the selling stockholder has any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

We are required to pay certain fees and expenses incurred by us incident to the registration of the securities. We have agreed to indemnify the selling stockholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares of Common Stock registered pursuant to the registration statement of which this prospectus is a part may be resold by non-affiliates without any volume or manner-of-sale restrictions pursuant to Rule 144, without the requirement for the Company to be in compliance with the current public information requirement under Rule 144, or (ii) the date on which all of the shares of Common Stock registered pursuant to the registration statement of which this prospectus is a part have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares of Common Stock may not simultaneously engage in market making activities with respect to the Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Common Stock by the selling stockholder or any other person. We will make copies of this prospectus available to the selling stockholder.

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LEGAL MATTERS

The validity of the securities being offered hereby will be passed upon by Snell & Wilmer L.L.P., San Diego, California.

EXPERTS

Rosenberg Rich Baker Berman, P.A., the Company’s independent registered public accounting firm, has audited the Company’s financial statements at December 31, 2025 and 2024, and for the years then ended, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company’s ability to continue as a going concern), which is incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance on Rosenberg Rich Baker Berman, P.A.’s report, given on the authority of such firm as experts in accounting and auditing.

DISCLOSURE OF COMMISSION POSITION

ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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WHERE YOU CAN FIND ADDITIONAL INFORMATION

This prospectus is part of a Registration Statement on Form S-3 that we have filed with the SEC relating to the shares of our Common Stock being offered hereby. This prospectus does not contain all of the information in the Registration Statement and its exhibits. The Registration Statement, its exhibits and the documents incorporated by reference in this prospectus and their exhibits, all contain information that is material to the offering of the securities hereby. Whenever a reference is made in this prospectus to any of our contracts or other documents, the reference may not be complete. You should refer to the exhibits that are a part of the Registration Statement in order to review a copy of the contract or documents.

The SEC maintains an Internet website that contains reports, proxy statements and other information about registrants, like us, that file electronically with the SEC. The address of that site is http://www.sec.gov. The Registration Statement and the exhibits are available through the SEC’s website.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information will be available at the website of the SEC referred to above. Additionally, you may access our filings with the SEC through our website at http://www.valionbio.com. The information on our website is not part of this prospectus.

We will provide you without charge, upon your oral or written request, with a copy of any or all reports, proxy statements and other documents we file with the SEC, as well as any or all of the documents incorporated by reference in this prospectus or the Registration Statement (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents). Requests for such copies should be directed to:

Valion Bio, Inc.

Attention: Corporate Secretary

1305 E. Houston Street, Building 1, Suite 311

San Antonio, TX 78205

(888) 276-6888

You should rely only on the information in this prospectus and the additional information described above and under the heading “Incorporation of Certain Information by Reference,” below. We have not, and the selling stockholder has not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely upon it. The selling stockholder is not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information in this prospectus was accurate on the date of the front cover of this prospectus only, and that any information we have incorporated by reference was accurate on the date of the document incorporated by reference only. Our business, financial condition, results of operations and prospects may have changed since such date.

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INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information from other documents that we file with it into this prospectus, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus, any accompanying prospectus supplement and the registration statement of which this prospectus is a part.

We incorporate by reference into this prospectus, any accompanying prospectus supplement and the registration statement of which this prospectus is a part the documents listed below that we have previously filed with the SEC:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the SEC on March 30, 2026;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2026, filed with the SEC on May 14, 2026;

•	our Quarterly Report on Form 10-Q for the quarter ended June 30, 2026, filed with the SEC on August 14, 2026;

•	our Current Reports on Form 8-K or Form 8-K/A, as applicable, filed with the SEC on February 9, 2026, February 23, 2026, March 4, 2026, March 11, 2026, March 13, 2026, March 20, 2026, April 23, 2026, May 4, 2026, June 3, 2026, June 18, 2026, August 6, 2026, August 17, 2026, August 20, 2026, August 27, 2026, September 1, 2026 , September 23, 2026, October 1, 2026, October 6, 2026, October 8, 2026, October 14, 2026 and October 15, 2026; and

•	the description of our Common Stock contained in our registration statement on Form 8-A (File No. 001-41052), filed with the SEC under Section 12(b) of the Exchange Act on November 10, 2021, including any amendments or reports filed for the purpose of updating such description, and Exhibit 4.4 to the Company’s Annual Report on Form 10-K, filed with the SEC on March 31, 2022.

All reports and other documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the Registration Statement but before the termination of the offering of the securities hereunder will also be considered to be incorporated by reference into this prospectus from the date of the filing of these reports and documents, and will supersede the information herein; provided, however, that all reports or portions thereof that we “furnish” to the SEC will not be considered incorporated by reference into this prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

We undertake to provide without charge to each person (including any beneficial owner) who receives a copy of this prospectus, upon written or oral request, a copy of all of the preceding documents that are incorporated by reference (other than exhibits, unless the exhibits are specifically incorporated by reference into these documents). You may request a copy of these materials in the manner set forth under the heading “Where You Can Find Additional Information,” above.

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3,954,381 Shares of Common Stock

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PROSPECTUS

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October 20, 2026